Exhibit 10.1

PROTECTION ONE, INC.

SENIOR MANAGEMENT

SHORT-TERM INCENTIVE PLAN

Effective January 1, 2007

The Protection One, Inc. Senior Management Short-Term Incentive Plan (“Plan”) is intended to motivate officers and other members of senior management of the Company and certain of its designated subsidiaries to achieve the highest level of performance and to further the achievement of Protection One’s goals, objectives, and strategies. The Plan is designed to reward exceptional performance using financial incentives to supplement base compensation. Also, the Plan is intended to enhance Protection One’s ability to attract and retain talented employees. Finally, the Plan is intended to benefit Protection One in the pursuit of its goals and objectives by stimulating and motivating the participants, which will in turn enhance productivity.

1.           Definitions.  As used herein, the following words and phrases shall have the following meanings unless the context clearly indicates otherwise:

(a)    Award:  The total incentive award made to a Participant under the terms of the Plan.

(b)           Award Criteria:  The Financial and Discretionary criteria described in Section 4, and as approved by the Board from time to time, and as same may be amended from time to time in accordance with the terms hereof.

(c)            Base Compensation:  Annualized salary during the last half-month pay period of 2007 paid to an employee, excluding overtime, bonuses, commissions, or any pay element other than the base rate of compensation. Base Compensation will be pro rated based on months of employment as a Participant, e.g., Base Compensation for an eligible employee whose employment with Protection One as a Participant commenced on July 1, 2007 will be calculated as the product of (i) annualized salary in the last half-month pay period and (ii) 50%.

(d)           Board:  The Board of Directors of the Company.

(e)            CMS:  Any of Security Monitoring Services, Inc., a Florida corporation (d/b/a Computerized Monitoring Services, Inc., or CMS), the wholesale segment operation acquired in the merger with Integrated Alarm Services Group, Inc., including Criticom International Corporation, which is or shall be operationally combined with CMS to form Criticom Monitoring Services, and their respective successors and assigns.

(f)              CMS Senior Management:  The individual employed by CMS who holds the title of President and those individuals who are: (i) employed by CMS in pay grades A, B or C of the wage and salary administration plan, and (ii) employed by CMS not in pay grades A, B or C but designated as a member of Senior Management by the CEO.

(g)           Company:  Protection One, Inc., a Delaware corporation, and its successors and assigns.

(h)           Company Senior Management:  Those individuals who are: (i) employed by the Company in pay grades A, B or C of the wage and salary administration plan, and (ii) employed by the Company not in pay grades A, B or C but designated as a member of Senior Management by the CEO.

(i)               Designated Subsidiaries:  CMS, POAMI and NMF.

(j)               Discretionary Criteria:  Criteria which are based on financial or non-financial criteria or both, applied in the discretion of the appropriate managerial decision-maker to evaluate the performance of Participants, in accordance with pay grade and management level as set forth in Section 2.

(k)            Executive Officers:  Those individuals who hold the following officer positions: (i) President/Chief Executive Officer (“CEO”) of the Company or POAMI; (ii) any Executive Vice President (“EVP”) of the Company or POAMI, including without limitation the Executive Vice President and Chief Financial Officer (“CFO”), the Executive Vice President and Chief Operating Officer (“COO”), and the Executive Vice President and Chief Marketing Officer (“CMO”).

(l)               Incentive Period:  The twelve month period measured in the final publication of the year-end consolidated Financial Statements of the Company.

(m)         NMF:  Network Multi-Family Security Corporation, a Delaware corporation, and its successors and assigns.

(n)           NMF Senior Management:  Those individuals who are: (i) employed by NMF in pay grades A, B or C of the wage and salary administration plan, and (ii) employed by NMF not in pay grades A, B or C but designated as a member of Senior Management by the CEO.

(o)           Officers:  Those individuals employed by the Company or POAMI who hold the following officer positions: (i) Vice President and Treasurer, (ii) Vice President, General Counsel and Secretary, and (iii) Senior Vice President of Customer Operations.

(p)           Participant:  Each (i) Executive Officer, Officer and member of Senior Management, other than those Executive Officers, Officers and members of Senior Management who are participants in a separate non-equity incentive plan (other than retention programs), (ii) Senior Vice President Alliances (who is a participant in a separate non-equity incentive plan), and (iii) employee who is designated for participation in the Plan by the Board or the CEO pursuant to Section 3, regardless of their participation in a separate non-equity incentive plan.

(q)           Plan:  The Plan herein set forth, and as from time to time amended.

(r)              POAMI:  Protection One Alarm Monitoring, Inc., a Delaware corporation, and its successors and assigns and the retail segment acquired in the Integrated Alarm Services Group, Inc. merger.

(s)            POAMI Senior Management:  Those individuals who are: (i) employed by POAMI in pay grades A, B or C of the wage and salary administration plan, and (ii) employed by POAMI not in pay grades A, B or C but designated as a member of Senior Management by the CEO.

(t)              Senior Management:  The Company Senior Management, POAMI Senior Management, NMF Senior Management and CMS Senior Management.

(u)           Target Award Percentage:  That percentage of a Participant’s Base Compensation which the Board (or the CEO pursuant to Section 3) shall from time to time determine to be available to a Participant under the Plan, or which is specified in any employment agreement with Participant, which employment agreement is approved by the Board. As an example, a member of Senior Management may be targeted to earn up to 25% of his/her Base Compensation as an Award if all applicable criteria are achieved. The Target Award may apply to a class of employees or to individual employees, at the discretion of the Board (or the CEO pursuant to Section 3).

2.           Administration.  The Board shall have authority for establishing the overall Plan, administering the Plan, determining whether actual individual compensation awards will be paid, and approving the amount of the actual individual compensation awards. The Board may delegate any or all of such authority with respect to the Plan to a committee of the Board or, with respect to decisions or determinations affecting Plan Participants other than the CEO or CFO, to the CEO or CFO of the Company.

The members of the Board and all agents, officer, fiduciaries, and employees of the Company shall not be liable for any act, omission, interpretation, construction, or determination made in good faith in connection with their responsibilities with respect to the Plan; and the Company hereby agrees to indemnify the members of the Board and all agents, officers, fiduciaries, and employees of the Company in respect to any claim, loss, damage, or expense (including counsel fees) arising from any such act, omission, interpretation, construction, or determination to the full extent permitted by law.

The day-to-day administration of the Plan with regard to specific classes of Participants shall be as follows:

(a)            Executive Officers:  The Board has authority for the day-to-day supervision of the Plan, including designation of the Executive Officers’ goals, determination of the achievement of such goals, determination of the award size relating to the goals, and the determination of the amount of the discretionary award.

(b)           Officers:  The Board has authority for the day-to-day supervision of the Plan including the designation of the Officers’ goals, determination of the achievement of such goals, determination of the award size relating to the goals, and the determination of the amount of the discretionary award.

(c)            Senior Management:  The Executive Officers have authority for the day-to-day supervision of the Plan, including the designation of goals, determination of the achievement of such goals, determination of the award size relating to the goals, and the determination of the amount of the discretionary award.

3.           Eligibility to Participate.  Only those employees who are Participants, as that term is defined in Section 1(p) above, are Participants in the Plan. The CEO shall determine, from time-to-time, whether the Plan should be extended to other individuals or groups of employees of the Company or its Designated Subsidiaries; provided, however, that the CEO shall not have authority to extend the Plan to additional executive officers.

4.           Award Criteria.  Awards under the Plan shall be calculated utilizing the following three criteria for each Participant: (i) the Steady State Net Operating Cash Flow (“SSNOCF”) Criterion, from which 50% of the Award is derived, (ii) the Recurring Monthly Revenue (“RMR”) Criterion, from which 20% of the Award is derived and (iii) the Discretionary Criterion, from which 30% of the Award is derived. These criteria are further described below.

(a)            SSNOCF Criterion and RMR Criterion:  The purposes of these measures are to foster a team orientation and to directly tie a Participant’s incentive to the SSNOCF and RMR of the Company and the Designated Subsidiaries, which the Company believes are key operating metrics and directly affect shareholder value.

SSNOCF and RMR shall be calculated in a manner consistent with the method used in the Company’s annual financial plan and approved by the Board. SSNOCF and RMR shall be calculated both on a consolidated basis for the Company and also calculated separately for each Designated Subsidiary. The RMR Criterion is based on RMR in force at the end of the fiscal year. Each of the SSNOCF and RMR Criterion shall be applied to Participants as follows:

•                            For Executive Officers, Officers and certain other key corporate employees (as designated by the CEO), the applicable SSNOCF Criterion and RMR Criterion shall be based one hundred percent (100%) on the consolidated SSNOCF or RMR of the Company.

•                            For CMS Senior Management, the applicable SSNOCF Criterion and RMR Criterion shall be based eighty percent (80%) on the SSNOCF or RMR of CMS and twenty percent (20%) on the consolidated SSNOCF or RMR of the Company.

•                            For NMF Senior Management, the applicable SSNOCF and RMR Criterion shall be based eighty percent (80%) on the SSNOCF or RMR of NMF and twenty percent (20%) on the consolidated SSNOCF or RMR of the Company.

•                            For Company Senior Management and POAMI Senior Management, the applicable SSNOCF Criterion and RMR Criterion shall be based eighty percent (80%) on the SSNOCF or RMR of POAMI and twenty percent (20%) on the consolidated SSNOCF or RMR of the Company.

The foregoing calculations shall be adjusted to exclude the impact of the following:

•                            Unbudgeted expenses related to (i) legal costs and settlements, with respect to the Company, arising from matters that preceded the tenure of current management (i.e., prior to April 2001); (ii) legal costs and settlements, with respect to Integrated Alarm Services Group (“IASG”), arising from matters that preceded Protection One’s merger with IASG (i.e., prior to April 2007); (iii) non-cash stock-based compensation; (iv) costs arising from the AMPS conversion; (v) costs arising from rebranding required by the agreement with BellSouth; (vi) the initial marketed offering (and any unbudgeted benefits of the IMO); and (vii) changes in working capital;

•                            Unbudgeted increases or reductions in RMR that results from (i) a billing system conversion; (ii) a change in estimate; (iii) acquisitions of RMR (whether by purchasing assets or companies); (iv) dispositions of RMR (whether by selling assets or subsidiaries); (v) the AMPS conversion program; and (vi) cancellation of or material reduction of Westminster Alarm’s, Protect America’s, and Apx’s wholesale monitoring RMR; and

•                            The creation cost associated with the IASG merger.

The calculation of Participants’ financial component will include a multiplier of 0% to 200% (the “Financial Multiplier”) that will depend on performance against plan.

The outcome desired from the Financial Multiplier for SSNOCF performance is to yield a Financial Multiplier within a range of 0.0 if Actual SSNOCF is less than Budgeted SSNOCF by 10% or more up to maximum of 2.0 if Actual SSNOCF is greater than Budgeted SSNOCF by 10% or more.

The formula for calculating the Financial Multiplier for SSNOCF performance is as follows:

(Actual SSNOCF — (90%) (Budgeted SSNOCF)) divided by ((10%) (Budgeted SSNOCF)) = SSNOCF Financial Multiplier

The calculation for determining the SSNOCF Criterion component of the Award under the plan is as follows:

SSNOCF Financial Multiplier X Target Award Percentage X SSNOCF Criterion Percentage (50%).

The outcome desired from the Financial Multiplier for Actual RMR performance is to yield (i) a Financial Multiplier of 1.0 if Actual RMR is within a range defined as 1% less than Budgeted RMR to 1% greater than Budgeted RMR; (b) a Financial Multiplier in the range of 0.0 to 1.0 if the ratio of Budgeted RMR to Actual RMR is in the range of 98% to 99% of Budgeted RMR; and (iii) a Financial Multiplier in the range of 1.0 to 2.0 if the ratio of Budgeted RMR to Actual RMR is in the range of 101% to 102% of Budgeted RMR.

The formula for calculating the Financial Multiplier for RMR performance is as follows:

If the ratio of Actual RMR to Budgeted RMR is 102% or greater, the Financial
Multiplier = 2.00

If the ratio of Actual RMR to Budgeted RMR is 98% or less, the Financial
Multiplier = 0.00

If the ratio of Actual RMR to Budgeted RMR is between 99% and 101%, the
Financial Multiplier = 1.00

For each 0.1% above 101% up to 102%, the Financial Multiplier increases by 0.10

For each 0.1% below 99% down to 98%, the Financial Multiplier decreases by 0.10

The calculation for determining the RMR Criterion component of the Award under the plan is as follows:

RMR Financial Multiplier X Target Award Percentage X RMR Criterion Percentage (20%).

For example, for an Executive Officer with the maximum Multiplier for each of the SSNOCF Criterion and the RMR Criterion, the calculation would be the sum of:

(a) 200% (Multiplier) x 60% (Target Award Percentage) x 50% (SSNOCF Criterion Percentage) = 60% of Base Compensation for the SSNOCF Criterion award, and

(b) 200% (Multiplier) x 60% (Target Award Percentage) x 20% (RMR Criterion Percentage) = 24% of Base Compensation for the RMR Criterion award.

In this example, the total of (a) and (b) equals 84% of Base Compensation.

For all Participants, the portion of Awards derived from the SSNOCF and RMR Criteria is capped at 200% of 70% of Target Award Percentage of Base Compensation (e.g., 84% of base salary for CEO, 56% of Base Compensation for Officer, etc.).

(b)            Discretionary Criterion:  This criterion is based on individual achievement and is intended (i) to provide a judgmental rating of a Participant’s managerial effectiveness, and (ii) to recognize the importance of intangible qualities of corporate performance. The rating (determined in accordance with Section 2 above) is based on an assessment of qualitative issues such as:

(i)          providing strategic direction

(ii)         providing leadership

(iii)        proactively managing change

(iv)       organizing developing, and utilizing the management team

(v)        creating an appropriate organizational environment

(vi)       providing effective external representation

(vii)      monitoring and evaluating performance and taking corrective actions.

Depending on individual achievement of these factors, the discretionary component of Participants’ Awards may range from 0% to 30% (“Discretionary Criterion Percentage”) of the Target Award Percentage. For example, for an Executive Officer awarded a Discretionary Criterion Percentage of 30%, the calculation would be: 60% (Target Award Percentage) x 30% (Discretionary Criterion Percentage) = 18% of Base Compensation.

5.           Payment of Awards.

(a)            Generally:  Awards under the Plan are payable annually. Payment of Awards shall be made within two and one-half months of the end of the fiscal year for which such Awards are attributable; provided, however, that if all or any portion of Awards are paid prior to completion of the Company’s audited financial statements for the Incentive Period, Participants will be required to repay the Company the amount received in excess of what would have been paid based on the Company’s audited results.

(b)           Termination of Employment:  Except as may be provided in a written employment agreement between a Participant and the Company or a Designated Subsidiary, a Participant who ceases to be continually employed by the Company or a Designated Subsidiary during the Incentive Period shall not be eligible for and shall forfeit all rights to an Award for such Incentive Period.

6.           Withholding for Taxes.  Awards under the Plan are subject the withholding for applicable taxes and other charges.

7.           No Rights to Corporate Assets.  Nothing contained herein create any equity, property, lien, security or other interest of any kind in any assets of the Company or its subsidiaries, or create a trust or fiduciary relationship of any kind between the Company and its subsidiaries, or the Board or any member thereof, and any Plan Participant. Any claims for unpaid amounts under the Plan, are and shall be unsecured.

8.           No Right to Acceleration or Deferral of Awards.  It is the intent of the Board that the Plan meet the requirements of Section 409A of the Internal Revenue Code, be operated in accordance with such requirements, and that amounts payable pursuant to the Plan not be included in the wages or income of a Participant until such time as the Award is actually paid to the Participant. Accordingly, Participants have no right to elect to accelerate or to defer, nor shall any amounts payable pursuant to the Plan be accelerated or deferred, except as permitted under Section 409A of the Internal Revenue Code.

9.           Non-Assignability.  Participants’ rights and interests under the Plan may not be transferred, assigned, mortgaged, or otherwise encumbered (an “assignment”); nor shall such rights and interests be subject to seizure for the payment of a Participant’s debts, judgments, alimony, or separate maintenance or be transferable by operation of law in the event of a Participant’s bankruptcy or insolvency. Any purported assignment by Participant of Participant’s rights and interests under the Plan shall be void.

10.     Amendment and Termination.  Other than with respect to the 2007 Plan year, the Board may from time to time and at any time alter, amend, suspend, discontinue, or terminate the Plan. Amendments to the Plan will not operate retroactively unless the amendment expressly so provides and is expressly agreed to by the CEO.

11.     No Right of Employment.  Nothing contained in the Plan shall be construed as conferring upon a Participant the right to continued employment with the Company.

12.     Governing Law.  All rights and obligations under the Plan shall be governed by, and the Plan shall be construed in accordance with the laws of the State of Delaware.

13.     Titles and Headings.  Titles and headings to sections herein are for purposes of reference only and shall in no way limit, define, or otherwise affect the meaning or interpretation of any provisions of the Plan.

14.     Effective Date.  This Plan is made effective as of January 1, 2007 and supersedes all other existing short-term incentive plans of the Company and its Designated Subsidiaries.